Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP ATTORNEYS AT LAW 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607 PO Drawer 17803, Raleigh, NC 27619 P: 919.781.4000 F: 919.781.4865 www.wyrick.com

May 8, 2020

Board of Directors

Eyenovia, Inc.

295 Madison Avenue, Suite 2400

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to Eyenovia, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3/A, as filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering the resale by the selling stockholders named therein of up to 6,019,447 shares of Common Stock, $0.0001 par value per share, of the Company, consisting of 2,675,293 shares of Common Stock (the “Shares”), and 1,337,659 shares of Common Stock issuable from time to time upon exercise of Class A Warrants and 2,006,495 shares of Common Stock issuable from time to time upon exercise of Class B Warrants (together, the “Warrant Shares”), such Shares and Class A Warrants and Class B Warrants originally issued to the investors pursuant to the Securities Purchase Agreement, dated March 23, 2020, by and between the Company and the investors named therein. The Shares and Warrant Shares may be resold as set forth in the Registration Statement, any amendments thereto, together with the exhibits to the Registration Statement and the documents incorporated by reference therein and the related base prospectus which forms a part of and is included in the Registration Statement and any related prospectus supplement in the form filed with the Commission pursuant to the rules and regulations promulgated under the Act (together, the “Prospectus”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we deemed necessary for purposes of the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that:

(a)	The Shares have been duly authorized and are validly issued, fully paid and non-assessable.
(b)	The Warrant Shares have been duly authorized and, when issued and paid for in accordance with the provisions of the Class A Warrants or Class B Warrants, as applicable, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law, including the statutory provisions of the Delaware General Corporate Law and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

/s/ Wyrick Robbins Yates & Ponton LLP